Exhibit 99.3

ImageWare Systems, Inc.
Q&A Call for First Quarter 2007 Earnings
May 16, 2007

Operator

Greetings, ladies and gentlemen, and welcome to the ImageWare Systems first quarter 2007 question and answer conference call.  (Operator instructions)

As a reminder, this conference is being recorded.  I will now turn the call over to Ms. Moriah Shilton.  Thank you, you may begin.

MORIAH SHILTON

Thank you, Claudia, good afternoon, everyone, and thank you all again for joining us for the second day in a row.

As you are aware, the conference call service had technical difficulties and therefore investors interested in asking management questions yesterday were unable to do so.  As such, management has decided to provide a summary of yesterday’s call and open the venue for questions.  Please note yesterday’s prepared remarks are posted to the Website at www.iwsinc.com.

With us on the call today are Jim Miller, ImageWare’s chairman and CEO, and Wayne Wetherell, CFO.

Before I turn the call over to management I would like to deliver the same safe harbor statement that was delivered yesterday.  I would like you to please note that this call may contain forward-looking statements, may pursue into the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey the company’s progress, business opportunities and growth prospects, listeners are cautioned that such forward-looking statements represent management’s opinion.

While management believes such representation to be true and accurate based on information available to the company, actual results may differ materially from those described.

The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the US Securities and Exchange Commission.

I’d now like to turn the call over to Jim for a summary of yesterday’s call, then Jim and Wayne will be available for questions.  Jim.

JIM MILLER

Thank you, Moriah, and thanks to all of those on the call today for joining us once again.  As we shared with you yesterday and again on the call last quarter, the first quarter of 2007 was one of the busiest ever for our company.

We deepened relationships with several partners such as Honeywell, GE Security, Unisys and CSC, and we also initiated talks with several new large partners and bid on several projects that we believe we will be in a position to announce orders on very shortly.

While all of this activity did not translate into a sequential increase in revenue, it did set the stage for a promising rest of the year.  Or our last call we shared our expectation that inherently slowed government sales cycles and the lumpiness of our revenue from our state, federal, and local government customers would negatively impact the first quarter sales and cause them to be down from the fourth quarter.

This was the case, and our lack of project revenue resulted in an admittedly unsatisfactory revenue level of 1.3 million for the quarter.  However, we ended the first quarter with backlog of product orders of 1.9 million up from 1.6 million at the end of the 2006.  We anticipate that the majority of these orders will be delivered and recognized in the second quarter of this year.

Our visibility in our backlog and more importantly projects which for now must remain confidential pursuant to their terms gives us continued confidence that we will meet our annual targets and therefore we reaffirm once again our guidance for 2007.

There are some WINS I can discuss.  In the first quarter and recently our biometric engine and other solution secured a number of new and expanded orders and partnerships with major integrators.

These include Honeywell Security for all of its physical access control product suite, Unisys for its rapids and HSPD-12 ID solutions, which are on display in the Unisys center of excellence, the Government of Canada where we also work with Unisys on its eVisa program, and you should note that we are also bidding on the Canadian passport project with Unisys which is due to be decided later this year.  Probe which is an IBM partner for expanding its bimetric capabilities for HSPD-12, a large systems integrator for its port and transportation worker security, computer science corporation, known as CSC, for its border and immigration solutions that will enable government agencies to achieve safer borders and immigration goals and the non profit consortium of patients, physicians and pharmacists fighting diversion for its forensic medicine technology program.

On top of all that, we’re working on an exciting demonstration project with General Electric and hope to share the positive results with you from that project in the very near future.

On the international front, we are working on several projects that are at various stages of the cycle from bidding to development.  All of these activities demonstrate the flexibility of our solutions.  We continue to work with a clear focus executing on our plan to build relationships with system integrators, expand our customer base and implement large scale IN solutions.

For example we are working on another health care project to support disaster and emergency management situations.  And, finally, we announced today that we have reached an agreement with another integrator, IBM, and they have validated the IWSPIV solution as meeting its integration standards for IBM’s flagship Tivoli product.

Again from our vantage point we have visibility into events that we’re not yet able to discuss with you, and we are pleased with our progress in the second quarter.  As such, we remain confident we will achieve quarterly run rates in the second half of 2007, near or above break-even levels in terms of both net income and cash flow.

We expect an inflection point in our business in mid ‘07 as a result of market adoption, market penetration through our partners and recognition of the benefits of our product offering.

We look forward to reporting future developments with you in the next quarter’s conference call.

And now I’d like to turn the call over to the operator for our question-and-answer session.

Operator

Thank you.  Ladies and gentlemen, we will now be conducting a question-and-answer session.  If you would like to ask a question, please press star 1 on your telephone keypad.  (Operator instructions)

Our first question is coming from Dom la with Ken cord Adams.  Please state your question.

<Q>:  Hi, Jim, hi Wayne.  I saw the announcement today on Tivoli with IBM.  Can you talk a little bit about the opportunities that might be tied to that?  Was this something that was client driven as far as being compliant with the IBM middleware or can you give a little color on that?

<A>:  Yes.  It was client driven.  Well, basically from the ImageWare perspective, we -- as we have described, our strategy is very straightforward.  It’s a two step process.  Number one is to acquaint large system integrators and companies such as IBM with our products and our people, and number 2, then seek to once they become acquainted move to some kind of a more comprehensive distribution agreement such as the ones that we have in place with Honeywell.

In this particular case, the IBM federal sales folks wanted to have the ability to include bimetric capability into the Tivoli provisioning product that they sell.

<Q>:  Okay.

<A>:  Not just the federal but also obviously the state and local government.  And they were intrigued by the agnostics that we had developed with the platform and therefore that formed the basis of a partnership to do the integration.  What this means is that folks that are offered the Tivoli product from IBM will have the opportunity to also purchase ImageWare’s products as well.

<Q>:  Okay.  Is there any exclusivity in this agreement?

<A>:  No, sir.

<Q>:  It still seems like a positive step.  Now, it’s fair to think of the ImageWare product line also as kind of a middleware, right, I mean that’s fair to say as far as being device agnostic, et cetera?

<A>:  We always like to say it’s software that acts as middleware, but yes, your points well taken and it’s a fair one, yeah.  Certainly the biometric engine piece I think is fair to classify.

<Q>:  Okay.  Good.  And then moving on to the pipeline, you mentioned the 1.9 million, I think you gave a little more detail yesterday as far as the maintenance versus the product piece.  Can you just repeat that and then talk a little bit about how much of that is product versus maintenance?

<A>:  Well, in our pipeline, any product sales that we generally sell has a maintenance piece.  Maintenance generally is on the low end, 15 percent with some of our older government contracts and going forward tends to be in the anywhere from 18 to 25 percent of the product sale.  Therefore, as we throw out additional product sales and have a larger install base, we will see growth from that pipeline in our maintenance.

<Q>:  Okay.  Got it.  And then you said you were reiterating the forward outlook.  Could you just repeat what that was, just so we’re on the same page?

<A>:  Well, I mean we basically gave guidance last quarter that indicated that our belief that in the second half we will hit quarterly run rates at or near or above break even, both in terms of net income and cash flow.

<Q>:  Okay.  Got it.  So that’s what you were talking about, okay.

<A>:  Yes.  And again we feel very strongly about that going forward.

<Q>:  Okay.  That leads me to my next question which as far as hitting break even, is that going to be primarily driven by revenue growth or some kind of shift in the cost structure as far as R&D, G&A, is this something we can expect a change on either top line or the expenses over the next three quarters, I guess?

<A>:  It will be generated based upon growth in top line revenue, product, and maintenance revenue.  In addition, we anticipate as we get additional license revenue for our software products we should be able to improve on gross margin levels as well.

<Q>:  Okay.  And then moving over, I’m not sure you’d be in acquisition mode right now, but in your opinion, do you need to acquire any kind of new technologies, relationships, contracts, intellectual property or anything else that might help catapult you coming into that next level as far as seeing momentum with the core ImageWare platform?

<A>:  Well, I think we’re always on the lookout, of course, for you know, anything that would be new technology that would fit into the product suite.

Right now our premium concentration though has been the development of our bimetric engine which is the flagship tenant in our suite of products and the movement of that product out into the marketplace.  And right now there’s a great deal of momentum with buyers, actual buyers and prospective customers taking a very hard look at the biometric engine as a way to incorporate it into their infrastructure.  So I think for the short term that’s what our objective is, is to take the products that we have been working on long and hard over the last couple years and move them out to marketplace so you can see that translated into a P&L impact as well.

<Q>:  Okay.  Got it.  And then you talked about gross margin you know in the 64 percent level.  Where could we see that go I guess directionally, through the rest of the year?  I mean, what are the expectations around gross margin and what would be driving that?

<A>:  Okay.  Well, again the gross margins in the first quarter were fairly low, primarily because of the very low level of revenue not being able to cover some -- you know, adequately cover some of the fixed costs in our costs of sales.

As we reach revenue levels in the 2 to 2.5 million we cover those fairly well and our margins get up to that 70 percent, 68 to 73, in that range, depending upon product mix.

So we anticipate for the remainder of this year that we will get back up into those 68 to 70 plus percent gross margins.

<Q>:  Okay.  Good.  And lastly what would you categorize as sort of your higher level top three I guess current big opportunities that would be driving kind of near term 2007 into 2008?  Two or three big opportunities, whether it’s HSPD-12 or whatnot, what are the top three things that we can look to?

<A>:  Well, I think HSPD-12 clearly, that’s been a big focus of ours and as we’ve said we think that that’s standard the first of its kind ever set comprehensively by the United States Government is one that also drives work into the private sector.

We are -- I think in sort of the field of smart cards generally we’re involved in some projects that I’m not at liberty to discuss in a lot of detail right now.  But smart card, smart credentials, we still think that there’s an interesting opportunity that’s available in the TWIC program, and finally I think generally internationally, Dom, with respect to the travel documents in the passport and visa field, they’re kind of providing the kind of software and bimetrics that the IKO International civil aviation organization has mandated for those travel documents.

<Q>:  Okay.  Great.  Thank you, guys.

Operator

As a reminder, if you would like to ask a question please press star 1 on your telephone keypad.

Our next question is coming from Jeremy Grant with Stanford Group Company.

Please state your question.

<Q>:  Good afternoon, guys.  I feel kind of like I’m at a baseball game that called due to rain in the fourth inning yesterday.

I wanted to ask, one of the things you mentioned yesterday was that you had a new effort with the state department of public health that was standardizing on the ImageWare solution.  Is this like a first responders card?

<A>:  Yes, the state in question and again I apologize for being either cryptic or vague, but it’s one of those projects that we’re working on and we haven’t gotten the approval of the state involved to issue the state’s name.

But, yeah, it is a state, it’s an emergency credential for, you know, situations that are disaster and related, much as like we said yesterday much like the aftermath of Hurricane Katrina.

<Q>:  Okay.  Is this something that you guys are the prime in or you’re working under an integrator?

<A>:  No, we’re working under an integrator

<Q>:  Okay.  And can you give me a little more detail what I guess what components you’re providing, you know, when you say they standardize on the ImageWare solution?

<A>:  Basically the credentialing product that would design, render, and print a secure credential.

<Q>:  Okay.

<A>:  So have the ability to put some kind of a security feature inside of it.

<Q>:  Okay.  And are you able to say, I know it’s a little early right now, how many -- I know most of the first responder things are pilots.  Is there any vision as to how far in terms of population this is going to hit?

<A>:  Well, this one’s going to be a -- I think it is going to be for this state, it’s a statewide, it’s going to be a statewide implementation, and they’re looking to basically come up with a you know standardized card that they can use.  We’re hopeful again, our strategy here is again fairly straightforward, is to stand up these situations in a way where people can see them working and get confidence that the team that you -- you know, our team has done this before and can certainly do it again.

<Q>:  Okay.  Second follow-up I had, I know you mentioned there was a 1.4 million dollar order doing some work with mobile devices with someone of the integrators that should be coming soon?

<A>:  Yes, that’s correct.  We expect that fairly soon.  The area of mobile devices is an area that we have been working on for quite sometime, it goes back to our early days in law enforcement when we pioneered some of the early PDA applications for state and local law enforcement.

We’ve had expertise in that area for quite sometime.  There’s a big move, as you know, both in the law enforcement community and in border and immigration control for the so-called quick ID feature which requires some kind of a mobile device out in the field that can not only take in the data but perform the matching and the verification while also transmitting the record to a larger storage facility.

That’s an area that we’ve been working on with a couple of different integrators and we’re pretty pleased with the results and as we said yesterday you should expect to see something coming here very shortly --

<Q>:  Okay.  This is an order that’s expecting, but the order still has to come into the integrator and then it will be distributed.  So possibly is it more likely this quarter or next quarter?

<A>:  It’s very likely this quarter.

<Q>:  And this is something we’re talking about a mobile device.  I know like L1 Identity Solutions for example has their security metrics units that are getting a lot of purchases over in the war in Afghanistan and Iraq.  Is this a competitive device you’re doing the software for?

<A>:  I’m not sure I would call it competitive.  It’s got a lot of different features other than just bimetrics.  It’s probably more comprehensive device, I think that much is fair to say.  And again, so there’s no confusion, we’re supplying software only here, we’re not actually building --

<Q>:  Sure.  I was just trying to get an idea of what kind of device it is and how it differs from other things that we’ve seen going overseas.  Okay.  Great.

And then in terms of -- you know, great guidance for the second half of the year, break even or possibly even a bit above.  This is mostly based on the visibility that you have of different opportunities that are in the mix and when things should finally be coming together at the inflection point?

<A>:  Yeah.  We have a large number of things that we’re working on that are we believe are fairly close to being closed out and therefore that confidence drives us to say the second half will be at those levels we talked about.

<Q>:  Okay.  Great.  I think that’s about all I have.  Thanks.

<A>:  Thank you.

Operator

Once again, if you would like to ask a question, please press star 1 or your telephone keypad at this time.

Our next question is coming from Mike Lee with JMR Capital.  Please state your question.

<Q>:  Good afternoon.

<A>:  Hi.

<Q>:  Now that you’re involved with all these integrators, does that mean that ImageWare does not go alone on any type of contracts anymore?

<A>:  Oh, no, not at all.  Not at all.  While our primary focus, Mike, is to get to market with these large integrators as we’ve discussed for the fairly simple reason that they’re large, they’re global, they have dozens, if not hundreds of more people, more feed on the street, if you will, than we do, and sometimes large and even spectacular budgets for marketing and selling products, so it just makes an abundant amount of sense to do that.

But from time to time we are asked to continue to be a prime contractor.  As you know, historically we have been a prime contractor, particularly at state and local government levels.

We’re very comfortable with that role, we’ve performed it a number of times and will continue to do that.  And in the occasional case where there’s a requirement to do so, we would also be a prime contractor direct to the US Federal Government.

So no, by no means, although our primary focus is to partner with these large companies for the reasons we just mentioned.

<Q>:  As a follow-up to that, is the size of ImageWare and its balance sheet detrimental to us going it alone on some of these contracts?

<A>:  I think depending on the contract and the situation, yes, it would be.  I think you strain a government agency’s willingness to believe that a small company can by itself as a prime contractor, for example, do an overseas project for border control.

I think that what we ran into is that people say nice product, but if you’re going to do country X’s Visa, it’s going to require every hand you have, you know, to do this.

And we realize that rather than try to sell into that, we could erase the credibility question by partnering, for example, in Canada with a company like Unisys where that credibility question and the balance sheet questions just don’t -- they’re not raised.

So, yeah, it does have an impact in part it does drive our strategy in partnering with these large companies.  But the simple fact also is when you look at historically the awards of these kinds of contracts over the last number of years, 99 percent of them go to these large integrators.  And there’s no sense in trying to change that historical fact.

<Q>:  Okay.  Thank you.

Operator

Once again, if you’d like to ask a question, please press star 1 or your keypad at this time.

We have a follow-up question coming from Jeremy Grant from Standard Group Company.

<Q>:  Hey, one more question again.  One of the things you mentioned yesterday was one of the big systems integrators was using some of your products in some seaport and transportation security.  And was just wondering if you could talk a little bit more about that.  I mean, one of the things that we’ve seen even while TWIC is going forward you’re seeing other ports tired of waiting for TWIC are starting to do some of their own projects out side of this.  If you could provide a little more color as to what this project entails?

<A>:  Yeah, that’s one of those I’m obligated under the terms of our agreement to be a little bit more vague than I might like to be about, Jeremy, but, yeah, you’re absolutely right, and this is the case with this group.

There are a number of states and a number of ports who had long before TWIC actually was announced as a project decided in the aftermath of 911 that they had to take the security of their ports into their own hands, and so they -- they fashioned, you know, TWIC like requirements for their own state port worker credential, and indeed their own state transportation worker credentials.  And some of those projects in fact did get tired of waiting for the federal government were concerned by the hole in the security fence, if you will, and decided to implement that.

We, like you, are seeing a number of those situations.  And we -- obviously we have developed a product that plays right into the requirements of those situations.  It is interesting to see how TWIC has evolved, and also I think there’s some concern over just the cost of the credential, and obviously we’re a company that believes that those credentials can be produced at a lower and more efficient cost and manner.

<Q>:  Okay.  Great.  Thanks.

<A>:  Yup.

Operator

There are no further questions at this time.  I’d like to turn the floor back over to Jim Miller for any closing remarks.

JIM MILLER

Well, thank you once again for participating today.  We appreciate your time and attention.  And we look very much forward to meeting again in the next conference call so we can report the developments as we move forward.  Again, thanks for your time, and we appreciate it.

Operator

Ladies and gentlemen, this does include today’s teleconference.  We thank you for your participation and you may disconnect your lines at this time.